WPT Enterprises, Inc. Announces Second Quarter 2005 Financial Results

LOS ANGELES, CA, August 22, 2005 – WPT Enterprises, Inc. (NASDAQ: WPTE) today announced results for the three months ended July 3, 2005. Business highlights for the quarter included strong product licensing revenues, continued expansion of the international distribution of our television show, and the official launch of our online gaming site, www.WPTonline.com.

Revenues for the second quarter of 2005 were $6.6 million, compared to $4.7 million in the 2004 period, a 40% increase. The increase reflected stronger product licensing revenues and additional distribution agreements in international territories. The Company’s net loss for the quarter was $0.4 million or a loss per fully diluted share of $0.02, compared to net earnings of $0.9 million, or $0.06 per fully diluted share, in the 2004 period.

“The second quarter marked the continued successful execution of our strategic plan. Revenues were up 40% as we saw growth in virtually all of our business segments,” said Steve Lipscomb, President and CEO of WPT Enterprises. “We completed the production and final delivery of Season 3 during the quarter, and continued to grow our international television and product license businesses. The success of the show in the US, combined with strong ratings in international markets enabled us to broaden distribution into 116 territories around the globe. Further, we are moving forward with the Professional Poker Tour™ (PPT), and are close to signing a licensing agreement for it. Finally, we are pleased with the initial launch of WPT online.”

Domestic television license revenues were $3.6 million in the second quarter of 2005 down slightly from $3.7 million in the second quarter of 2004. The decline was due to the delivery of eight Season 3 episodes during the second quarter of 2005 compared to nine episodes of Season Two delivered during the prior year period. International television licensing revenues increased to $0.6 million in the second quarter of 2005 from $0.1 million in the second quarter of 2004. Product licensing revenues were $1.1 million in the second quarter of 2005 compared to $0.1 million in the second quarter of 2004.

Cost of revenues increased to $4.4 million in the second quarter of 2005 from $2.6 million in the second quarter of 2004 primarily due to costs associated with the development of the PPT. Production costs of approximately $1.6 million attributable to the premiere season of the PPT were expensed during the quarter. It is the company’s policy to expense production costs if a firm commitment or an executed distribution agreement is not in place. There were no PPT production costs recognized in the second quarter of 2004. Additionally, cost of revenues in the first quarter of 2005 included approximately $0.6 million of non-cash compensation expenses related to consultant stock options compared to $0.2 million in the second quarter of 2004.

Overall gross margins were 33.7% in the second quarter of 2005 compared to 43.9% in the second quarter of 2004. The lower gross margins in the second quarter of 2005 primarily reflect the impact of PPT production costs and non-cash compensation expenses related to consultant stock options included in cost of revenues. Excluding the impact of PPT production costs and non-cash compensation expenses, the Company’s gross margin for the second quarter of 2005 would have been 65.8% versus 47.7% for the corresponding period in 2004.

Selling and administrative expenses increased to $2.8 million in the second quarter of 2005 compared to $1.2 million in the second quarter of 2004. The increase is primarily due to additional headcount costs, product licensing commissions, and legal and audit fees incurred during the 2005 period associated with business development, increased product licensing revenues, growth and regulatory compliance costs related to being an independent public company.

At July 3, 2005, the Company had no debt, and cash, cash equivalents and short-term investments totaled $32.2 million.

Revenues in the third quarter of 2005 are forecast to range from $1.5 – $2.0 million. This reflects a reduction in WPT episodes delivered from six in the third quarter 2004 to one in the third quarter 2005. Additionally, we do not expect to recognize revenues associated with the PPT or significant online gaming revenues in the third quarter of 2005.

About WPT Enterprises, Inc.

WPT Enterprises, Inc. (Nasdaq: WPTE) creates internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE developed and owns the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs in the United States on the Travel Channel and in more than 100 territories globally. WPT Enterprises currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. The company is also engaged in the sale of corporate sponsorships. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc., a publicly-held company. Photos and media information can be found online at: www.worldpokertour.com.

All trademarks and copyrights contained herein are the property of their respective holders.

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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of our online casino business, which is a relatively new industry with an increasing number of market entrants; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Company Contact:	Todd Steele, Chief Financial Officer 323-330-9900 tsteele@worldpokertour.com

Investor Relations Contact:	Andrew Greenebaum / Allyson Pooley Integrated Corporate Relations, Inc. 310-395-2215 agreenebaum@icrinc.com / apooley@icrinc.com

	WPT ENTERPRISES, INC.
	Condensed Balance Sheets
	July 3, 2005 (unaudited) and January 2, 2005
	July 3, 2005	January 2, 2005
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$5,599	$4,525
Short-term investments	26,566	27,755
Accounts receivable, net of allowance	1,259	1,950
Deferred television costs	198	917
Deferred tax assets	162	136
Inventory	36	52
Other	458	624

	34,278	35,959

Property and equipment, net	1,276	703
Restricted cash	246	244
Investment	207	207
Other assets	270	—

	$36,277	$37,113

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$265	$17
Accrued payroll and related	256	292
Other accrued expenses	1,379	1,321
Due to parent	1	16
Deferred revenue	3,448	3,280

	5,349	4,926

Common stock subject to repurchase	639	618
Stockholders’ equity
Preferred stock, par value of $0.001
Authorized 20,000 shares; none issued and outstanding	—	—
Common stock, $0.001 par value authorized 100,000 shares;
20,155 and 19,480 shares issued and outstanding	20	19
Additional paid-in capital	33,548	32,767
Deficit	(3,233)	(1,205)
Accumulated other comprehensive loss	(42)	(6)
Deferred compensation	(4)	(6)

	30,289	31,569

	$36,277	$37,113

WPT ENTERPRISES, INC.
Condensed Statements of (Loss) Earnings
Three months ended July 3, 2005 and July 4, 2004
(unaudited)
	2005	2004
	(In thousands, except per share data)
Revenues:
License fees:
Domestic television	$3,586	$3,655
International television	641	62
Product licensing	1,114	53

	5,341	3,770
Event hosting and sponsorship fees	1,170	890
Other	89	59

	6,600	4,719
Cost of revenues	4,377	2,645

Gross profit	2,223	2,074

Expenses:
Selling and administrative	2,836	1,165
Depreciation	37	33

	2,873	1,198

Earnings (loss) from operations	(650)	876

Other income:
Interest	224	11

Net earnings (loss)	($426)	$887

Net earnings (loss) per common share — basic	($0.02)	$0.06

Net earnings (loss) per common share — diluted	($0.02)	$0.06

Weighted average common shares outstanding — basic	19,645	14,240

Dilutive effect of restricted stock	-	1,198
Dilutive effect of stock options	-	559

Weighted average common shares outstanding — diluted	19,645	15,997

WPT ENTERPRISES, INC.
Condensed Statements of (Loss) Earnings
Six months ended July 3, 2005 and July 4, 2004
(unaudited)
	2005	2004
	(In thousands, except per share data)
Revenues:
License fees:
Domestic television	$5,549	$7,195
International television	1,060	165
Product licensing	2,193	53

	8,802	7,413
Event hosting and sponsorship fees	1,714	1,268
Other	187	177

	10,703	8,858
Cost of revenues	7,564	5,117

Gross profit	3,139	3,741

Expenses:
Selling and administrative	5,589	1,965
Depreciation	58	67

	5,647	2,032

Earnings (loss) from operations	(2,508)	1,709

Other income (expense):
Interest income	480	11
Interest expense	—	(41)

Net earnings (loss)	($2,028)	$1,679

Net earnings (loss) per common share — basic	($0.10)	$0.12

Net earnings (loss) per common share — diluted	($0.10)	$0.10

Weighted average common shares outstanding — basic	19,351	13,947

Dilutive effect of restricted stock	-	1,398
Dilutive effect of stock options	-	652

Weighted average common shares outstanding — diluted	19,351	15,997